Exhibit 10.8

Form of Restricted Unit Award Agreement for Founders

RESTRICTED UNIT AWARD

THIS RESTRICTED UNIT AWARD (“Award”) is dated as of [DATE] (the “Grant Date”), by and between QL Holdings LLC, a Delaware limited liability company (the “Company”), and [GRANTEE] (the “Grantee”).

WITNESSETH

WHEREAS, the Grantee is an employee of QuoteLab LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company;

WHEREAS, the Grantee is party to that certain Employment Agreement by and among the Grantee, QuoteLab, LLC, QuoteLab Holdings, Inc. and the Company, dated as of [●], [●] (the “Employment Agreement”), which Employment Agreement contemplates the grant of the Restricted Units (defined below);

WHEREAS, the Company desires to encourage and enable those Persons whose future efforts are deemed to be important to the Company to acquire an equity interest in the Company; and

WHEREAS, for the foregoing reasons, the Company desires to grant Restricted Units to the Grantee on the terms and subject to the conditions set forth herein, and the Grantee desires to acquire said Restricted Units on such terms.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Award of Units.

(a) On the terms and subject to the conditions set forth herein, the Company hereby grants to the Grantee [NUMBER] Class B Units in the Company (the “Restricted Units”). The rights, privileges, limitations and obligations of the Restricted Units are set forth in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated February [20], 2019, as amended from time to time (the “LLC Agreement”), and are subject to the further terms and conditions set forth in the Amended and Restated QL Holdings LLC Class B Restricted Unit Plan (the “Plan”) and in this Award. In the event of any conflict between the LLC Agreement and this Award, the terms of the LLC Agreement shall govern and prevail; provided, however, that in the event of a conflict between Section 9.06 or 9.07 of the LLC Agreement and this Award, the terms of this Award shall govern and prevail. In the event of any conflict between the Plan and this Award, the terms of the Plan shall govern and prevail. Further, in the event of any conflict between the Employment Agreement and this Award with respect to the Restricted Units, the terms of this Award shall govern and prevail (including, for the avoidance of doubt, the vesting and repurchase provisions set forth in Section 3 hereof).

(b) The Grantee hereby acknowledges and agrees that the Restricted Units are intended to qualify and shall be treated solely as “profits interests” in the Company (as such term is used in Revenue Procedure 93-27 and Revenue Procedure 2001-43) and therefore have a liquidation value of zero as of the date hereof. The Grantee further acknowledges and agrees that the Grantee shall be entitled to participate in the distribution of proceeds by or in respect of the Company only to the extent that an amount equal to the Participation Threshold with respect to such Restricted Units has previously been distributed to the holders of the Company’s Units in accordance with Sections 5.01(b) and 17.02 of the LLC Agreement. As set forth in the LLC Agreement, the “Participation Threshold” of the Restricted Units as of any date of determination equals the sum of (x) [    Dollars ($    )] and (y) a return equal to [●]% per annum, compounding annually, on the amount described in the immediately preceding clause (x), for the period commencing on the date of issuance of such Restricted Units and ending on (and including) such date of determination (the “Annual Compounding”).

(c) By executing this Award in the space provided on the signature page below, the Grantee acknowledges that copies of the LLC Agreement and the Plan have been made available to him. Capitalized terms used in this Award and not otherwise defined herein are used as defined in the Plan.

2. Issuance. The issuance of the Restricted Units shall occur simultaneously with the execution and delivery of this Award by the Grantee and the Company. As of such date, the Company shall issue or otherwise memorialize the issuance to the Grantee of the Restricted Units.

3. Vesting. The Restricted Units shall vest and become “Vested Units” as and to the extent provided for in this Section 3.

(a) The Restricted Units granted hereunder shall become Vested Units as follows: 1/4th of the Restricted Units shall become Vested Units on [DATE] [ONE YEAR FROM THE VESTING COMMENCEMENT DATE] (the “Initial Vesting Date”), and 1/48th of the Restricted Units shall become Vested Units on each monthly anniversary of the Initial Vesting Date (i.e., beginning on [DATE] and ending on [DATE]), in each case so long as each such vesting date is prior to the date of the termination of Grantee’s Service Relationship except as otherwise provided in this Section 3.

(b) Any Restricted Units granted hereunder that are not Vested Units immediately prior to the date of a Company Sale (as defined in the LLC Agreement) shall become Vested Units upon the date of a Company Sale, subject to the Grantee’s continued employment through such date except as otherwise provided in Section 3(g) hereof.

(c) For purposes of this Section 3, “Cause” and “Good Reason” shall be as defined in the Employment Agreement.

(d) In the event that (i) the Grantee’s Service Relationship is terminated by the Company (or any Subsidiary) for Cause, (ii) the Grantee violates the terms of this Award, the LLC Agreement or any other agreement governing his Service Relationship (any such event described in the foregoing clause (i) or (ii) hereof, a “Trigger Event”), then upon such event, (A) the Grantee shall automatically, and without any action being required on the part of the Company, forfeit that portion of the Restricted Units which are not at such time Vested Units and (B) for a period of four (4) months from the date of such Trigger Event, the Company shall have the option to purchase all or part the Restricted Units that are Vested Units, at a price per Unit equal to $0.00. The Grantee hereby acknowledges that, inasmuch as the calculation of the actual damages that would be sustained by the Company as a result of a Trigger Event would be difficult, if not impossible, to ascertain, estimate or determine, the forfeiture and/or repurchase of the Restricted Units pursuant to this Section 3(d) shall constitute liquidated damages in a reasonable amount for the harm caused by such Trigger Event. The Grantee agrees that any such forfeiture and/or repurchase of the Restricted Units is compensation for damages and not a penalty.

(e) In the event that the Grantee’s Service Relationship is terminated (i) due to the death or disability of the Grantee or (ii) as a result of retirement or resignation of the Grantee for any reason whatsoever other than by the Grantee for Good Reason, then upon such event, (A) the Grantee shall automatically, and without any action being required on the part of the Company, forfeit that portion of the Restricted Units which are not at such time Vested Units (subject to Section 3(g) below in case of a termination in accordance with clause (i) hereof) and (B) for a period of four (4) months from the date of such event, the Company shall have the option to purchase all or part of the Restricted Units that are Vested Units, at a price per Unit equal to the Unit Fair Market Value of such Unit (as defined in the LLC Agreement) (the “Vested Unit Redemption Amount”).

(f) In the event that the Grantee’s Service Relationship is terminated by the Company (or any Subsidiary) without Cause or by the Grantee for Good Reason (each such event, a “Qualifying Termination”), then upon such Qualifying Termination, (i) subject to the Grantee delivering to the Company or its Subsidiary a “Release” within the “Release Delivery Period” (each, as defined in the Employment Agreement), that portion of the Restricted Units that would have become Vested Units had the Grantee’s Service Relationship continued for a period of twelve (12) months after the date of the Grantee’s Qualifying Termination (the “Vesting Credit”) shall become Vested Units upon the date of such Qualifying Termination; and (ii) for a period of four (4) months from the date of the Grantee’s Qualifying Termination, the Company shall have the option to purchase all or part of the Restricted Units that are Vested Units (including those Restricted Units that become Vested Units as a result of the Vesting Credit), at a price per Unit equal to the Vested Unit Redemption Amount.

(g) If, (I) within the three (3) month period following the termination of the Grantee’s Service Relationship in accordance with clause (i) of Section 3(e) or (II) within the twelve (12) month period following the termination of the Grantee’s Service Relationship due to a Qualifying Termination, a Company Sale is consummated (each period, a “Tail Period”), (i) any portion of the Restricted Units that, at the time of such termination, were not Vested Units and did not otherwise become Vested Units following or as a result of such termination shall automatically be deemed Vested Units effective as of such Company Sale, and the Grantee shall be entitled to receive consideration with respect to such Vested Units in connection with such Company Sale; and (ii) to the extent the Company previously exercised its repurchase right in accordance with this Section 3, the Company shall pay to the Grantee the difference, if any, between the repurchase price paid to the Grantee and the amount the Grantee would have received for his Vested Units upon the Company Sale if the Company had not exercised its repurchase right; provided, that if a Company Sale is not consummated within the applicable Tail Period, then any remaining Restricted Units that are not Vested Units (after giving effect to the Vesting Credit) shall be immediately forfeited at the end of such Tail Period. For the avoidance of doubt, the Annual Compounding of the Participation Threshold shall continue to apply to the extent the Restricted Units remain outstanding during any Tail Period.

(h) Notwithstanding the foregoing, the repurchase rights in this Section 3 shall terminate on the earlier to occur of (i) a Company Sale or (ii) a Qualified Public Offering. If the Company elects to repurchase Vested Units from the Grantee pursuant to this Section 3, the Company shall deliver written notice of its election to the Grantee (a “Repurchase Notice”). The Repurchase Notice shall set forth the number of Vested Units to be repurchased from the Grantee, the aggregate consideration to be paid for such Vested Units, and the time and place for the closing of the transaction. The closing of the repurchase of the Vested Units pursuant to the Repurchase Notice shall take place on the date designated by the Company in the Repurchase Notice. The Company may pay for the Vested Units to be purchased pursuant to the Repurchase Notice, at its election, by (i) check or (ii) wire transfer of immediately available funds. Notwithstanding the foregoing, to the extent the Board of Directors determines in its reasonable discretion that the terms of any agreement evidencing any indebtedness of the Company or any of its Subsidiaries would prohibit the Company from paying the entire amount of any Vested Unit Redemption Amount in cash during the four (4) month period after the applicable termination event, the Company shall have the right, but not the obligation, to pay all or any portion of such Vested Unit Redemption Amount (but only to the extent so prohibited) by executing and delivering to the Grantee an unsecured promissory note issued by the Company for the Vested Unit Redemption Amount. Such note shall mature on the earlier to occur of (i) the third anniversary of the date of such note and (ii) a Liquidation Event (as defined in the LLC Agreement), the dissolution of the Company in accordance with Section 17.01 of the LLC Agreement or an initial Public Offering (as defined in the LLC Agreement). The principal amount of each such note shall be payable in equal annual installments, and the due date of the first installment shall be fixed by the Board of Directors no later than the first anniversary of the date of such note; provided, that to the extent the Board of Directors determines in its reasonable discretion that the terms of any agreement evidencing any indebtedness of the Company or any of its Subsidiaries would prohibit the Company from paying any installment (or any portion thereof) in cash on the original due date of such installment, such installment (or such portion thereof) shall be deferred and shall become due and payable upon the due date of the next installment or, if applicable, upon the maturity of the note. Interest shall accrue on the outstanding principal balance of any such note from the date of such note until the date such principal amount is repaid at an annually compounded rate per annum equal to the lesser of (A) The Wall Street Journal prime rate or (B) the maximum rate permissible under applicable Law (as defined in the LLC Agreement); provided, further, that in no event shall the rate of interest be lower than the short-term Applicable Federal Rate, compounded semiannually, for the month in which the note is issued, and such interest shall be payable to the Grantee annually starting on the due date of the first installment. In connection with any such repurchase of Vested Units, the Company will be entitled to receive customary representations and warranties from the Grantee regarding the valid ownership of such Units, free of all liens and encumbrances (other than those arising under applicable securities Laws), and the Grantee’s authority, power and right to sell such Units without violating any other agreement. Any Vested Units repurchased by the Company under this Section 3 shall be deemed canceled and available for future issuance pursuant to the LLC Agreement.

4. Effect of Vesting. To the extent any portion of the Restricted Units granted under this Award have become Vested Units as provided above, then except as set forth in Section 3 hereof (including the repurchase provisions thereof), such Vested Units will thereafter be free of the forfeiture provisions of this Award; provided, that the Vested Units shall at all times remain subject to the terms, conditions, restrictions and limitations set forth from time to time in the LLC Agreement.

5. Restrictions on Transfer. Except as otherwise provided for in the LLC Agreement, the Grantee may not, directly or indirectly, by operation of Law or otherwise, voluntarily or involuntarily, Transfer (as defined in the LLC Agreement) any of the Units granted hereunder or any interest therein, except with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion.

6. Restrictive Legend. In addition to any other restrictions on Transfer set forth herein or in the LLC Agreement, the Grantee acknowledges that the Restricted Units granted hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities Laws, and may not be offered, sold, assigned, pledged or otherwise Transferred in the absence of an effective registration statement under the Securities Act covering such Transfer, or an opinion of counsel satisfactory to the Company that registration under the Securities Act is not required. In the event that certificates evidencing the Restricted Units are issued, such certificates shall bear a legend substantially in the form set forth below:

“The transferability of this certificate and the Units represented hereby are subject to the restrictions, terms, and conditions (including restrictions on transfers) contained in (1) a certain Restricted Unit Award between the Company and the holder of record of this certificate, and (2) the limited liability company operating agreement of the Company, as amended from time to time, copies of which are available at the offices of the Company for examination.”

7. Withholding Taxes. The Company and its Affiliates shall have the right and are hereby authorized to withhold from any payment due or transfer made under any Restricted Units, under the Plan or from any other amount owing to the Grantee (including in connection with any Transfers), the amount (in cash, securities or other property) of any applicable Federal, state, local or non-U.S. withholding taxes in respect of the Restricted Units or any payment or transfer under the Restricted Units or the Plan and to take such other action as may be necessary in the opinion of the Board of Directors to satisfy all obligations for the payment of such taxes. The Grantee agrees to pay the Company or its applicable Affiliate any amount of such applicable Federal, state, local or non-U.S. withholding taxes that cannot be satisfied through one of the foregoing methods.

8. Section 83(b) Election. The Grantee acknowledges that the Restricted Units may be treated as subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and that, in the absence of an election under Section 83(b) of the Code, the excess of the fair market value of the Restricted Units on the date on which any forfeiture restrictions applicable to such Restricted Units lapse over the price paid for the Restricted Units (which price is $0) may be reportable as ordinary income at that time. As a condition subsequent to the issuance of the Restricted Units, the Grantee shall file a timely, valid election under Section 83(b) of the Code to include in the Grantee’s taxable income, at the time of issuance, the difference between the fair market value of the Units and the amount paid for the Units; provided, however, that the Board of Directors, in its sole and absolute discretion, may waive the requirement that the Grantee file such an election.

9. Miscellaneous.

(a) Upon registration of the Restricted Units in the Grantee’s name, and the execution and delivery by the Grantee of this Award, the Grantee shall have, subject to the terms of this Award and the LLC Agreement, all of the rights and duties of, and status as, a holder of Class B Units of the Company.

(b) The grant of Restricted Units hereunder does not confer upon the Grantee any right to continue his employment or other Service Relationship with the Company or any Subsidiary or Affiliate thereof, and the Grantee shall remain subject to disciplinary action, including, but not limited to, discharge, to the same extent as if this instrument had never been executed. Nothing contained herein shall be construed as a contract of employment or other Service Relationship.

(c) Neither the adoption of the Plan nor the grant of any Restricted Units pursuant to this Award shall restrict in any way the adoption of any amendment to the LLC Agreement in accordance with its terms.

(d) Except to the extent superseded by Federal Laws, this Award shall be governed by the Laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Each of the Company and the Grantee agrees to submit to the jurisdiction of the state and Federal courts located in the State of California and agree that venue properly lies in the State of California. The Grantee agrees that the Company shall be entitled to act on behalf of any Subsidiary or Affiliate in the prosecution or defense of any action arising, whether in contract or tort, under this Award.

(e) The parties hereto agree and declare that a breach of the terms of this Award by the Grantee would cause irreparable harm to the Company, and that in such event the Company would not have an adequate remedy at Law. Accordingly, the parties agree that equitable relief, including specific performance and injunctive relief, shall be available to the Company in order to enforce the provisions of this Award.

(f) This Award, as governed by the LLC Agreement and the Plan, expresses the entire agreement and understanding of the Company and the Grantee with respect to the subject matter hereof and, subject to Section 1(a), supersedes all prior oral or written agreements, commitments and understandings pertaining to the subject matter hereof. This Award may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Award may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

(g) If any provision(s) of this Award shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof, and any such illegal or unenforceable provision shall be construed as narrowly as possible in order to enforce to maximum extent permitted, the remainder of this Award.

(h) All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by a nationally recognized overnight carrier or by first-class registered or certified mail, postage prepaid. Notices to the Company shall be addressed to its principal offices, with copies to each of the following recipients:

White Mountains Capital, Inc.

80 South Main Street

Hanover, NH 03755

Fax: (603) 643-4562

Attention: President

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Fax: (212) 474-3700

Attention: David J. Perkins, Esq.

Insignia Capital Group

1333 California Boulevard, Suite 520

Walnut Creek, CA 94596

Attention: Tony Broglio

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Sanford E. Perl, P.C. and Robert A. Wilson, P.C.

Notices to the Grantee shall be delivered to the address appearing in the personnel records of the Company or one of its Affiliates for the Grantee. Any party may designate such other address or addresses for notices hereunder by subsequently furnishing such address or addresses to the other party in writing, and any notice recipient who is not a party may designate such other address or addresses for notices hereunder by subsequently furnishing such address or addresses to each party.

(i) This Award shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, legal representatives, estates, executors, administrators and heirs. The Company has the right to assign this Award, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j) This Award may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Award to be effective as of the day and year first above written.

QL HOLDINGS LLC

By:
Name:
Title:

GRANTEE

Name: